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                                                                     EXHIBIT (3)

                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                   THE FIRST AMERICAN FINANCIAL CORPORATION

                           A California corporation

     The undersigned certify that:

1. They are the president and secretary, respectively, of The First American Financial Corporation, a California corporation.


2. The first paragraph of article SIXTH of the Restated Articles of Incorporation of this corporation is amended to read in full as follows:

          "SIXTH: This Corporation is authorized to issue two classes of shares, to be designated Common and Preferred, respectively. The number of Common Shares authorized to be issued is 180,000,000. The aggregate par value of such Common Shares is $180,000,000 and the par value of each such share is $1.00. Each Common share shall have one vote per share.
          The number of Preferred shares authorized to be issued is 500,000. The aggregate par value of such Preferred shares is $500,000 and the par value of each such share is $1.00. The Board of Directors may fix by resolution the rights, preferences, privileges and restrictions of any wholly unissued class or series of shares other than the Common shares, and the series designation and number of shares to constitute any series (which number may thereafter in the same manner be increased or decreased), and a certificate of determination shall then be filed with the California Secretary of State."

3. The foregoing amendment has been approved by the board of directors of this corporation.

4. The foregoing amendment was approved by the required vote of shareholders in accordance with sections 902 and 903 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the

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     foregoing amendment was 60,250,455 Common shares. The number of such Common shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was more than 50 percent. No Preferred shares are outstanding.

Each of the undersigned declares under penalty of perjury that the statements set forth in the foregoing certificate are true and correct of his own knowledge and that this declaration was executed at Santa Ana, California, on April 23, 1999.

                                    /s/ PARKER S. KENNEDY
                                        ------------------------------
                                        Parker S. Kennedy
                                        President

                                    /s/ MARK R. ARNESEN
                                        ------------------------------
                                        Mark R. Arnesen
                                        Secretary

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